Exhibit 99.1

CONSENT OF DIRECTOR

I, Philip S. Cottone, hereby consent to be a director of Plymouth Industrial REIT, Inc. upon the consummation of its initial listed public offering and to the inclusion of my name and biography in the Registration Statement on Form S-11 (File No. 333-196798) and related prospectus of Plymouth Opportunity REIT, Inc. for such offering

/s/ Philip S. Cottone

Philip S. Cottone

Boston, Massachusetts

March 27, 2017